Exhibit 99.1

Financial Institutions, Inc.

FOR IMMEDIATE RELEASE

Contact:
Shelly J. Doran
(585) 627-1362 or sjdoran@five-starbank.com

Five Star Bank Names Craig Burton Senior Vice President, Commercial Real Estate Executive

WARSAW, N.Y., December 7, 2016 — Five Star Bank (“Five Star” or the “Bank”), subsidiary of Financial Institutions, Inc. (NASDAQ:FISI), today announced the hiring of Craig Burton as Senior Vice President, Commercial Real Estate Executive. In this role, Mr. Burton will establish and manage the Bank’s commercial real estate business across Upstate New York, which will include, among other things, construction, permanent debt financing, historic tax credit equity and affordable housing finance platforms.

Mr. Burton is a respected and seasoned banker with more than 30 years of commercial mortgage and real estate experience. He most recently served as Senior Vice President and Team Leader of Commercial Real Estate Banking for First Niagara Bank where he was responsible for managing an Upstate New York commercial real estate group encompassing the Albany, Rochester, Syracuse, Ithaca and Binghamton metro areas.

“We recently evolved the structure of our commercial lines of business to create a specialization in commercial real estate,” said Martin K. Birmingham, President and Chief Executive Officer. “This will allow our commercial bankers to focus their efforts on specific borrowing opportunities, resulting in strong relationships and specialized expertise that can be applied to meet customer needs. Craig’s knowledge and experience in commercial real estate across Upstate New York from Buffalo to Albany – position him well to successfully lead our commercial real estate platform. We are very pleased to welcome him to Five Star Bank.”

Craig Burton stated, “I look forward to working with Marty and the entire team at Five Star Bank to organically grow the Bank’s commercial real estate loan portfolio. This is an energized organization focused on community and personal service with dedicated local leadership, and I am pleased to participate in the next chapter of its success.”

Mr. Burton serves on the Boards of St. Ann’s of Greater Rochester, Inc. and the Rochester Downtown Development Corporation. He and his wife live in Pittsford, NY, and they have three adult children.

About Five Star Bank
Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of more than 50 offices and 60 ATMs throughout Western and Central New York State. More information on Five Star Bank is available through the company’s website at www.five-starbank.com, on Twitter, and on Facebook.

Five Star Bank is a subsidiary of Financial Institutions, Inc. (“FII”), a publicly-traded company. FII provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. FII and its subsidiaries employ approximately 700 individuals. The company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available on the company’s website: www.fiiwarsaw.com.

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